UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2005 (July 24, 2005)

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Tower Parkway

Lincolnshire, IL 60069

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

Fortune Brands, Inc. (“Fortune Brands”) has amended two material definitive agreements that were the subject of Fortune Brands’ Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2005 (the “April Form 8-K”).

1. Amended and Restated Framework Agreement. On July 24, 2005, Fortune Brands entered into a Deed of Variation and an Amended and Restated Framework Agreement (the “Restated Framework Agreement”) between Fortune Brands and Pernod Ricard S.A. (“Pernod Ricard”) which amend and restate the Framework Agreement dated April 21, 2005 between Fortune Brands and Pernod Ricard (the “Framework Agreement”). Reference is made to the April Form 8-K for a summary description of the material terms of the Framework Agreement.

Among other things, the Restated Framework Agreement changes certain rights that Fortune Brands will have with respect to one of the spirits and wine businesses that is to be acquired by Fortune Brands (or subsidiaries of Fortune Brands) from Goal Acquisitions Limited, a Pernod Ricard subsidiary (“Goal”), after Goal acquires all the outstanding capital stock of Allied Domecq PLC (“Allied”), insofar as those rights relate to the period (the “Interim Period”) between the date the Allied stock is acquired by Goal and the date that business is actually sold to Fortune Brands (or subsidiaries of Fortune Brands) or to a third party. The business affected by the change is Maker’s Mark (the “Excluded Business”). As a result of the amendments, during the Interim Period, Fortune Brands will no longer have:

•	economic rights with respect to operating income (or loss) of the Excluded Business;

•	“tracker shares” (as described in the April Form 8-K) issued by Goal in respect of the Excluded Business or “B shares” (as described in the April Form 8-K) issued by any of the companies that own the Excluded Business; or

•	management and operational control rights with respect to the Excluded Business.

Instead of receiving tracker shares in respect of the Excluded Business, Fortune Brands will make an unsecured loan to Goal Acquisitions (Holdings) Limited, a Pernod Ricard subsidiary and parent company of Goal (“Goal Holdings”), in an amount equal to the portion of the initial total consideration that Fortune Brands and Pernod Ricard agreed would otherwise be paid for those tracker shares. During the Interim Period, Pernod Ricard will retain all management and control rights with respect to the Excluded Business, including the rights to appoint and remove directors, but agrees to manage the Excluded Business in the ordinary course. Fortune Brands will not receive any B shares in respect of any companies that own the Excluded Business, and therefore will not have any of the management, operational or veto rights associated with those shares (as described in the April Form 8-K). Fulham Acquisition Corp., a newly organized Delaware subsidiary of Fortune Brands (“FAC”), will acquire the tracker shares and B shares which Fortune Brands is entitled to receive under the Restated Framework Agreement in respect of spirits and wine businesses other than the Excluded Business.

(Page 2 of 5 Pages)

These changes in the Framework Agreement were made as a result of discussions with the staff of the Federal Trade Commission in connection with its review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), of the acquisition of all the spirits and wine businesses to be acquired under the Framework Agreement. The waiting period under the HSR Act was terminated on June 30, 2005 with respect to Fortune Brands’ acquisition of all of these businesses other than the Excluded Business and the Canadian Club business. The waiting period for the Canadian Club business expired on July 7, 2005. The Federal Trade Commission review is continuing with respect to the Excluded Business.

Following receipt by Fortune Brands of Hart-Scott-Rodino clearance to acquire the Excluded Business, the Excluded Business will be transferred to Fortune Brands or its subsidiaries. If Fortune Brands does not receive Hart-Scott-Rodino clearance to acquire the Excluded Business, Pernod Ricard will sell the Excluded Business to a third party and Fortune Brands will receive the proceeds of any such sale as repayment for the loan made to Goal Holdings with respect to the Excluded Business.

2. Amendment of Credit Agreement. Fortune Brands entered into an Amendment dated July 24, 2005 of the Credit Agreement dated as of April 21, 2005 among Fortune Brands, the lenders listed therein and Credit Suisse First Boston, as Administrative Agent (the “Credit Agreement”). Reference is made to the April Form 8-K for a summary description of the material terms of the Credit Agreement.

Among other things, the Credit Agreement was amended to allow Fortune Brands to use the proceeds of the credit facility to provide a loan to Goal Holdings as described above with respect to the Excluded Business, rather than acquire tracker shares issued by Goal in respect of the Excluded Business.

Item 8.01. Other Events.

On July 26, 2005, Fortune Brands issued a press release announcing the closing of a major spirits and wine transaction. A copy of the press release is included herein as Exhibit 99 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99	Press Release of Fortune Brands dated July 26, 2005.

(Page 3 of 5 Pages)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

By	/s/ Mark A. Roche
Name:	Mark A. Roche
Title:	Senior Vice President, General Counsel and Secretary

Date: July 28, 2005

(Page 4 of 5 Pages)

EXHIBIT INDEX

Exhibit Number	Description
99	Press Release of Fortune Brands dated July 26, 2005